EXHIBIT 3.1

CERTIFICATE OF FORMATION

OF

WORLD OMNI AUTO LEASING LLC

This Certificate of Formation of World Omni Auto Leasing LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is World Omni Auto Leasing LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of this 26th day of June, 2008.

By:	/s/ Sven H. Soderberg
Name:	Sven H. Soderberg
Title:	Authorized Person